Exhibit 99.1

APPLETON and DOMTAR ANNOUNCE HISTORIC SUPPLY AGREEMENT
Both Companies to Gain Operating Efficiencies & Focus on Core Strengths

(APPLETON, Wis. – February 23, 2012) Appleton and Domtar Corporation today announced a tentative agreement in which Domtar would supply Appleton with most of the uncoated base paper the company needs to produce its thermal, carbonless, and other specialty paper products. The historic 15-year supply deal is valued at more than $3 billion over the life of the agreement. The deal would bring together Appleton, one of the world’s leading specialty coaters, and Domtar, the largest integrated manufacturer of uncoated paper in North America.

The proposed supply agreement would provide Appleton with reliable access to competitively-priced, high-quality base paper for all its paper segments and reduce the company’s exposure to unpredictable market costs for pulp and waste paper. Appleton would become more competitive with integrated paper companies. The proposed agreement would also enable Appleton to place greater focus on its core capabilities of coating formulations and applications, strengths on which the company was founded more than 100 years ago. Domtar would gain significant and predictable volume for its base paper business driven by demand in Appleton’s growing global thermal paper business.

“We operate in a capital and resource-intensive industry,” said Mark Richards, Appleton’s chairman, president and chief executive officer. “Successful companies will be ones who find more efficient ways to operate and deliver value to their customers. For some that means greater and more efficient use of their assets; for others it may involve closing operations that limit efficiency.”

“The proposed supply agreement with Domtar involves both, and Appleton stands to gain significant operating efficiencies. We believe the proposal also demonstrates Appleton’s deep commitment to our customers and to the future of the specialty paper business.”

John D. Williams, Domtar’s president and chief executive officer, stated, “This proposed agreement provides us with an opportunity to repurpose and replace high volume communication paper capacity to specialty paper grades, while securing a growing business long-term. This innovative agreement is consistent with our strategic plan that aims to bring growth into our revenue stream capitalizing on our core competencies. We appreciate the trust and support of Appleton and their interest in further deepening our long standing business relationship.”

Appleton currently produces base paper at mills in West Carrollton, Ohio, and Roaring Spring, Pa. The company purchases any additional base paper it needs from other paper producers including Domtar.  Appleton also buys a large amount of waste paper and pulp, primarily for its West Carrollton mill, both of which are susceptible to significant price volatility.

By purchasing the majority of its base paper supply from Domtar, Appleton would stabilize a significant expenditure and enable the company to shed old, high-cost, non-integrated papermaking assets.  Appleton is proposing to cease recycled fiber processing and paper production at its West Carrollton mill. The company would continue to operate the world-class thermal paper coating operations installed there in 2008.

The proposed supply agreement would result in a reduction of approximately 330 jobs at the West Carrollton mill. Assuming the plan is finalized, approximately 100 employees would be retained to continue to operate the thermal paper coating facility. Carbonless paper coating currently conducted at West Carrollton would be shifted to the company’s converting plant in Appleton, Wis., and result in an increase of approximately 50 jobs at that facility.  Employment and operations at Appleton’s integrated pulp and paper mill in Roaring Spring, Pa., would be unaffected by the agreement.

The agreement is pending discussions with representatives of West Carrollton’s Local 266 of the United Steelworkers regarding the reasons the company chose to pursue the agreement.

“We believe our proposal to discontinue papermaking operations at West Carrollton is a competitive necessity and not a reflection of the talent or commitment of our mill employees,” Richards said. “Our employees have never wavered in their dedication to excellence and to serving our customers. What has changed is the economics of the industry in which we compete.”

He added that non-integrated paper mills, those not capable of producing pulp from logs or wood chips, are distinctly disadvantaged and no longer competitive. Worldwide demand for pulp has driven its market price to historic highs.

“Because we buy pulp on the open market, it costs Appleton considerably more to make base paper than it costs a producer like Domtar, which can supply its own pulp. Our proposed operational changes, as difficult as they may be for many of our employees in West Carrollton, are needed for our company to remain competitive,” Richards said.

The West Carrollton mill was built in 1948 by the American Envelope Company. Appleton purchased the mill in 1984 and has made substantial investments to improve the mill’s capabilities and productivity. The most significant investment occurred in 2008 when the company completed a $100-million expansion that included the installation of a state-of-the-art coater to produce thermal paper and construction of related facilities.

Richards said the company will continue thermal paper coating operations at the mill and that the new coater remains the foundation on which Appleton will expand its leadership in the growing, global thermal paper business.

Conference call scheduled
Appleton will host a conference call to discuss the proposed supply agreement with the investment community on Friday, February 24, 2011, at 10:00 a.m. ET. The call will be broadcast through the company website, www.appletonideas.com/investors. A replay will be available through March 24.

About Appleton
Appleton creates product solutions through its development and use of coating formulations, coating applications and Encapsys® microencapsulation technology. The Company produces carbonless papers, thermal papers and Encapsys products. Appleton, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,900 people and is 100 percent employee-owned. For more information, visit www.appletonideas.com.

About Domtar
            Domtar Corporation (NYSE: UFS) (TSX: UFS) is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity, and is also a manufacturer of papergrade, fluff and specialty pulp. The Company designs, manufactures, markets and distributes a wide range of business, commercial printing and publishing as well as converting and specialty papers including recognized brands such as Cougar®, Lynx® Opaque Ultra, Husky®
            Opaque Offset, First Choice® and Domtar EarthChoice® Office Paper, part of a family of environmentally and socially responsible papers. Domtar also produces a complete line of incontinence care products and distributes washcloths marketed primarily under the Attends® brand name. Domtar owns and operates ArivaTM, an extensive network of strategically located paper distribution facilities. The Company employs approximately 8,700 people. To learn more, visit www.domtar.com.

Media Contacts	Appleton Bill Van Den Brandt Manager, Corporate Communications 920-991-8613 bvandenbrandt@appletonideas.com

Domtar Pascal Bossé Vice President, Corporate Communications and Investor Relations 514-848-5938 Pascal.Bosse@domtar.com

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words “will,” “may,” “should,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” “seeks” or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside Appleton’s control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under “Risk Factors” in the annual report on Form 10-K and in subsequent quarterly reports filed with the Securities and Exchange Commission. Many of these factors are beyond Appleton’s ability to control or predict. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.